Exhibit 3.1
AMENDED AND RESTATED BYLAWS
OF STARBUCKS CORPORATION
(As amended and restated through June 25, 2025)
ARTICLE I
SHAREHOLDERS
Section 1.1 Annual Meeting. Starbucks Corporation (the “Corporation”) will hold its annual shareholder meeting (the “Annual Meeting”) each year between January l and June 30. The Board of Directors (the “Board”) will determine a specific date and time for the Annual Meeting. The failure to hold an Annual Meeting at the time stated in these bylaws does not affect the validity of any corporate action. At each Annual Meeting, the shareholders will elect directors as set forth in Section 2.1 of these bylaws and in the Corporation’s Articles of Incorporation, and transact such other business as is properly brought before the meeting as provided in Section 1.3 of these bylaws.
Section 1.2 Special Meetings. The Corporation will hold a special shareholder meeting (a “special meeting”) upon call of the Board or the chief executive officer (the “ceo”). Upon receipt by the Corporation’s secretary (the “Secretary”) of a written demand for a special meeting (such demand being referred to as a “Demand”) executed by the holders of record of ten percent of all the votes entitled to be cast on any issue proposed for consideration at the special meeting, the Board or the ceo will call a special meeting. The effectiveness of any Demand is governed by the requirements of Section 23.07.020(4) of the Washington Business Corporation Act (“WBCA”). The Demand must include the information required by Section 1.10 of these bylaws.

Section 1.3 Nominations and Business at Annual and Special Meetings.
Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders at an Annual Meeting or special meeting may be made only:
(a) by or at the direction of the Board (or any duly authorized committee thereof);
(b) in the case of an Annual Meeting, by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.10 or Article IA of these bylaws;
(c) in the case of a special meeting called pursuant to a Demand for a special meeting delivered in accordance with Section 1.2 of these bylaws and in compliance with the notice procedures set forth in Section 1.10 of these bylaws, as specified in such Demand by the shareholder(s) making such Demand; or
(d) in the case of a special meeting called by the Corporation other than pursuant to a Demand, if directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.10 of these bylaws, provided, that such shareholder may only nominate a number of persons for election to the Board that is less than or equal to the number of positions specified in the Corporation’s notice of meeting.

Clauses (b), (c), and (d) of this Section 1.3 are the exclusive means for a shareholder to nominate persons for election to the Board or propose other business to be considered at a shareholder meeting. Only persons who are nominated in accordance with this Section 1.3 are eligible to be elected as directors at a shareholder meeting, and only business brought before a shareholder meeting in accordance with this Section 1.3 may be conducted at such meeting. The notice procedures set forth in Section 1.10 of these bylaws will be deemed satisfied by a shareholder who seeks to have the shareholder’s proposal included in the Corporation’s proxy statement and identified as a proposal in the Corporation’s form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Exchange Act”) if such shareholder complies with the provisions of that Rule.

Section 1.4 Meeting Place. The Board, a duly authorized committee of the Board, or the ceo will determine the location for all shareholder meetings. The notice of a shareholder meeting will state the location at which such meeting will be held. The Board, a duly authorized committee of the Board, or the ceo may, in its sole discretion, determine that any shareholder meeting may be held solely by means of remote communication, in accordance with Section 23B.07.080 of the WBCA.
Section 1.5 Notice of Meetings. The Corporation will deliver notice of the date, time, and place of a shareholder meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, to each shareholder of record entitled to vote not less than ten days nor more than 60 days before the date of the meeting, pursuant to and in accordance with Article IX. If the Corporation permits shareholders to participate in a shareholder meeting by means of remote communication, or if the Board, a duly authorized committee of the Board, or the ceo has determined pursuant to Section 1.4 of these bylaws that a shareholder meeting will be conducted solely through means of remote communication, the notice of the meeting must specify how a shareholder may participate in the meeting by means of remote communication. If shareholders will be voting on (i) an amendment to the Articles of Incorporation, (ii) a plan of merger or share exchange, (iii) a disposition of the Corporation’s property or assets that is subject to Section 23B.12.020 of the WBCA, or (iv) the dissolution of the Corporation, the Corporation will deliver notice pursuant to Article IX not less than 20 nor more than 60 days before the date of the meeting.

Section 1.6 Quorum and Required Vote; Adjournment. Except as otherwise required by law:
(a) A quorum for any Annual Meeting or special meeting exists if a majority of the Corporation’s outstanding shares entitled to vote at such meeting (“Voting Stock”) is represented in person or by proxy at such meeting.
(b) If a quorum exists, action on a matter is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one upon which a different vote is required by express provision of the WBCA, the Articles of Incorporation, these bylaws or a condition imposed by the Board.
(c) Whether or not a quorum exists, the Chair of the Meeting (as defined in Section 1.7 of these bylaws) or the holders of a majority of the voting power of the shares of Voting Stock present may adjourn the meeting. Notice of the time and place of adjourned meetings need not be given except as required by applicable law.

Section 1.7 Organization of Meetings. The ceo will preside over shareholder meetings. If the ceo is not present and the Corporation has a president, the president will preside. If neither the ceo nor the president is present, the Board will designate an officer or director who will preside over the meeting. The person presiding over a shareholder meeting is referred to in these bylaws as the “Chair of the Meeting”. The Secretary will act as secretary of the meeting, if present.
Section 1.8 Proxies.
(a) A shareholder may vote by proxy at any shareholder meeting. A shareholder may appoint a proxy to vote for the shareholder by submission of (a) an appointment form executed by the shareholder or the shareholder’s attorney-in-fact, or (b) an electronic transmission sent in accordance with the provisions of Article IX. An appointment of proxy is effective when an appointment form or an electronic transmission (or documentary evidence thereof, including verification information) is received by the person authorized to tabulate votes for the Corporation. The proxy has the same power to vote as that possessed by the shareholder, unless the appointment form or electronic transmission contains an express limitation on the power to vote or direction as to how to vote the shares on a particular matter, in which event the Corporation must tabulate the votes in a manner consistent with that limitation or direction. No proxy is valid after eleven months from the date of its execution, unless otherwise provided in the appointment form or electronic transmission. Any proxy regular on its face will be presumed valid.
(b) Any person seeking proxies from shareholders, whether directly or indirectly, other than by or at the direction of the Board, is required to use a proxy card of a color other than white. White proxy cards are reserved solely for use by or at the direction of the Board.

Section 1.9 List of Shareholders. At least ten days before each shareholder meeting, the Corporation will prepare a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof. The list will be arranged in alphabetical order with the address of and number of shares held by each shareholder. For a period of ten days prior to such meeting, the list will be kept either (a) at the Corporation’s principal office or (b) on a reasonably accessible electronic network, provided that the information necessary to gain access to the list is provided in or accompanies the notice of the meeting. If the Corporation elects to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders or their agents or attorneys. The Corporation will make the list available at such meeting for the inspection of any shareholder. If the meeting is held solely by means of remote communication in accordance with Section 1.4 of these bylaws, then the list must be available for inspection by a shareholder, the shareholder’s agent, or the shareholder’s attorney during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list must be provided with the notice of the meeting. Failure to comply with the requirements of this section will not affect the validity of any action taken at such meeting.

Section 1.10 Notice of Shareholder Business to be Conducted at a Shareholder Meeting. For a shareholder to properly bring before a shareholder meeting any nomination of a person for election to the Board or other item of business pursuant to this Section 1.10, such shareholder (the “Noticing Shareholder”) must give timely notice in proper written form to the Secretary, and, in the case of business other than nominations, such business must otherwise be a proper matter for shareholder action. This Section 1.10 constitutes an “advance notice provision” for purposes of Rule 14a-4(c)(1), promulgated under the Exchange Act.
(a) To be timely, a Noticing Shareholder’s notice (which, in the case of a shareholder making a Demand for a special meeting, will be the Noticing Shareholder’s Demand) pursuant to this Section 1.10 must be delivered to the Secretary at the Corporation’s principal executive offices:
(i) as to an Annual Meeting, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 150th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 120th day prior to the date of such Annual Meeting or, if the first public announcement (as defined below) of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which the Corporation makes the first public announcement of the date of such meeting;

(ii) as to a special meeting called pursuant to a Demand, not later than the close of business on the date of delivery of the first shareholder demand in compliance with 23B.07.020 of the WBCA; or
(iii) as to a special meeting called by the Corporation other than pursuant to a Demand, at which directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, not later than the earlier of the 10th day following the mailing of definitive proxy materials with respect to the meeting or the day on which public announcement of the date of such meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Corporation.
In no event will any adjournment or postponement of an Annual Meeting or special meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above. The minimum timeliness requirements of this Section 1.10(a) will apply despite any different timeline described in Rule 14a-19 or elsewhere in Regulation 14A under the Exchange Act, including with respect to any statements or information required to be provided to the Corporation pursuant to Rule 14a-19 by a nominating shareholder and not otherwise specified herein.
(b) To be in proper form, a Noticing Shareholder’s notice to the Secretary (which, in the case of a shareholder making a Demand for a special meeting, will be the Noticing Shareholder’s Demand) must:
(i) set forth as to the Noticing Shareholder and, if the notice is delivered on behalf of a person who owns the Corporation’s shares but who is not a shareholder of record and on whose behalf the nomination is made or the other business is proposed (any such person, an “Indirect Owner”), the following information:

(A) the name and address of such Noticing Shareholder, as they appear on the Corporation’s books, and the name and address of each such Indirect Owner; and
(B) representations that, as of the date of delivery of such notice, such Noticing Shareholder is a holder of record of shares of the Corporation’s Voting Stock and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such nomination or business.
(ii) as to the Noticing Shareholder or, if the notice is given on behalf of one or more Indirect Owners on whose behalf the nomination is made or the other business is proposed, as to each such Indirect Owner, and if such Noticing Shareholder or Indirect Owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or person, a “control person”, and each such Noticing Shareholder or Indirect Owner and any control person of such Noticing Shareholder or Indirect Owner, a “Covered Person”):
(A) the name and address of each Covered Person and a list of the class and number of shares of Voting Stock that are Beneficially Owned (as defined below) or owned of record by each Covered Person, together with documentary evidence of such record or beneficial ownership;

(B) a description of any agreement, arrangement, or understanding (whether written or oral) between or among one or more Covered Persons or between or among one or more Covered Persons and any other person(s), which description will identify such other persons, (1) with respect to the nomination or other business, (2) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Covered Person in response to a public proxy solicitation made generally by such Covered Person to all holders of shares of Voting Stock) or disposing of any Voting Stock, or (3) to cooperate in obtaining, changing, or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses);
(C) a list and full description (including all economic terms) of any agreement, arrangement, or understanding that has been entered into as of the date of the Noticing Shareholder’s notice by, or on behalf of, each Covered Person, the effect or intent of which is to: (1) mitigate loss, manage risk, or benefit from changes in the share price of, or provide rights or obligations to acquire or dispose of, any class or series of the Corporation’s stock, including without limitation any derivative or short positions, profit interests, options, hedging, borrowing, or share lending agreements, regardless of whether settled in shares or otherwise (any such interest described in this clause (1) being a “Derivative Interest”), or (2) maintain, increase, or decrease the voting power of any Covered Person with respect to any Voting Stock (any such interest described in this clause (2) being a “Voting Arrangements”);

(D) details of all other material interests of each Covered Person in such nomination or proposal or the Corporation’s Voting Stock (including any financing or loan arrangements and any rights or obligations relating to dividends, proceeds, or performance related fees based on any increase or decrease in the value of such Voting Stock or Derivative Interests) (collectively, “Other Interests”);
(E) a list of all transactions by each Covered Person involving any Voting Stock or any Derivative Interests, Voting Arrangements, or Other Interests within six months prior to the date of the notice;
(F) a description of each Covered Person’s direct or, to any Covered Person’s knowledge, indirect interest in any agreement, arrangement, or understanding with the Corporation or any affiliate (including any employment agreement, collective bargaining agreement, or consulting agreement);
(G) a complete and accurate description of any pending or, to the knowledge of any Covered Person, threatened legal proceeding in which such Covered Person is a party or participant involving the Corporation, or to the knowledge of any Covered Person, any current or former officer, director, affiliate, or associate of the Corporation;
(H) a description of the terms of and number of shares subject to any arrangements, rights, or other interests described in Sections 1.10(b)(ii)(B)-(H) of these bylaws that are held by members of any Covered Person’s immediate family sharing the same household;
(I) any other information relating to each Covered Person or any person who would be considered a participant in a solicitation with such Covered Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder;
(J) a representation that within five business days after the record date for such meeting the Noticing Shareholder will provide the Corporation in writing all information required under this Section 1.10(b)(ii) as of the record date for the meeting; and
(K) a representation whether any Covered Person intends or is part of a group which intends (a) to deliver a proxy statement or form of proxy to holders of at least a majority of the Voting Stock (or, if higher, to holders of the percentage of the Corporation’s outstanding Voting Stock required to approve or adopt the proposal), (b) otherwise to solicit or participate in the solicitation of proxies from the Corporation’s shareholders in support of such nomination or proposal, and, if so, the name of each participant (as defined in Item 4 of Schedule 14A of the Exchange Act) in such solicitation, or (c) in the case of a nomination, to solicit proxies in support of director nominees other than the Corporation’s nominees from the holders of the Voting Stock representing at least 67% of the voting power of Voting Stock entitled to vote on the election of directors pursuant to Rule 14a-19 under the Exchange Act.

A Noticing Shareholder’s notice under this Section 1.10(b) will be deemed not to comply with this Section 1.10(b) and will not be effective if (x) such notice does not include all information and documents required under this Section 1.10(b), (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified, or supplemented, as applicable, prior to the date of the relevant meeting and such information or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification, or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event, or (z) within five business days after the record date of the relevant meeting, a written statement of the Noticing Shareholder is not delivered to the Corporation representing that as of the record date either (1) all information and documents required to be included in such notice have not changed or been amended, modified, or supplemented, or (2) the Noticing Shareholder has provided written notice of all changes, amendments, modifications, or supplements to the information or documents required to be included in such notice; provided, however, that the Board has the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties;
(iii) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, such notice must also set forth:

(A) a brief description of the business desired to be brought before the meeting;
(B) the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment); and
(C) the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) of each Covered Person in such business;
(iv) if the notice relates to the nomination of a director or directors, the notice must also set forth, as to each person whom the Noticing Shareholder proposes to nominate for election or reelection to the Board (a “Shareholder Nominee”):
(A) all information relating to the Shareholder Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to and in accordance with Regulation 14A of the Exchange Act and the rules and regulations thereunder; and
(B) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among, any Covered Person, on the one hand, and each proposed Shareholder Nominee, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if any Covered Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(v) with respect to each Shareholder Nominee, the notice must also include a completed and signed questionnaire and the representation and agreement required by Section 1.11 of these bylaws.
(vi) The Corporation may require any Shareholder Nominee to furnish other information reasonably required by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
(c) Except as otherwise provided by law, the Articles of Incorporation, or these bylaws, the Chair of the Meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these bylaws. If any proposed nomination or business is not in compliance with these bylaws, the Chair of the Meeting may declare that the defective proposal or nomination will be disregarded. Notwithstanding the provisions of this Section 1.10, unless otherwise required by law, if any Noticing Shareholder directly or indirectly (x) provides notice pursuant to Rule 14a-19(b) of the Exchange Act and (y) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) of the Exchange Act (including because such Noticing Shareholder fails to provide the Corporation with all information and notices required by Rule 14a-19 of the Exchange Act), then any Shareholder Nominee nominated by such Noticing Shareholder will be ineligible for election and the Chair of the Meeting will disregard any proxies or votes solicited for each person whom the Nominating Shareholder nominates, notwithstanding that such proxies may have been received by the Corporation and counted for the purposes of determining quorum. If any Nominating Shareholder directly or indirectly provides notice pursuant to Rule 14a-19(b) of the Exchange Act, such shareholder must deliver to the Corporation reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) of the Exchange Act no later than 5 business days prior to the applicable meeting.
(d) Notwithstanding the foregoing provisions of this Section 1.10 or anything in Article IA of these bylaws, unless otherwise required by applicable law, (i) if the Noticing Shareholder (or a qualified representative of the Noticing Shareholder) does not appear at the Annual Meeting or special meeting to present a nomination or proposed business previously put forward by or on behalf of such Noticing Shareholder or, (ii) if immediately prior to the commencement of such meeting, such Noticing Shareholder does not provide a written certification to the Corporation on and as of the date of the applicable meeting that such Noticing Shareholder and each Covered Person, if any, is then in compliance with this Section 1.10, then such nomination will be disregarded and such proposed business will not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.10, to be considered a qualified representative of the Noticing Shareholder, a person must be a duly authorized officer, manager, or partner of such Noticing Shareholder or must be authorized by a writing executed by such Noticing Shareholder or an electronic transmission delivered by such Noticing Shareholder to act for such Noticing Shareholder as proxy at the shareholder meeting and to provide such certification on behalf of the Noticing Shareholder and each Covered Person required pursuant to this Section 1.10 and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the shareholder meeting. Nothing in this Section 1.10 will be deemed to affect any rights of (a) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation. Nothing in these bylaws will be deemed to constitute a procedure for the recognition of a beneficial owner as a shareholder of the Corporation within the meaning of Section 23B.07.230 of the WBCA.

(e) The Board may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it deems appropriate. Except to the extent inconsistent with such rules and regulations adopted by the Board, the Chair of the Meeting has the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations, and procedures, and to do all such acts as, in the judgment of the Chair of the Meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the Chair of the Meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii)

limitations on attendance at or participation in the meeting to the Corporation’s shareholders of record, their duly authorized and constituted proxies, or such other persons as the Board or the Chair of the Meeting determines; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Except to the extent determined by the Board or the Chair of the Meeting, meetings of shareholders need not be held in accordance with the rules of parliamentary procedure.
(f) A person will be deemed to “Beneficially Own” Voting Stock if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement, or understanding (whether or not in writing): (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (ii) the right to vote such shares, alone or in concert with others; (iii) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares; or (iv) such shares are the subject of, or the reference security for, or underlie any Derivative Interest of such person or any of such person’s Affiliates or Associates (as defined under Regulation 12B under the Exchange Act or any successor provision thereto). When two or more persons act as a partnership, limited partnership, syndicate, or other group, or otherwise act in concert, in each case, for the purpose of acquiring, holding, or disposing of the Corporation’s securities or for the purpose of proposing one or more Shareholder Nominees, putting forward any other proposal for consideration, or voting together on any matter presented at a shareholder meeting, such syndicate or group will be deemed a “person” for the purpose of this definition. In addition, any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any contract, arrangement, or device with the purpose or effect of divesting such person from Beneficially Owning any Voting Stock or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade the reporting requirements of this Section 1.10 will be deemed for the purposes of this Section 1.10 to Beneficially Own such Voting Stock.
(g) For purposes of these bylaws, “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations thereunder.
(h) Notwithstanding the foregoing provisions of this Section 1.10, a Noticing Shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these bylaws to the Exchange Act or the rules and regulations thereunder are not intended to and will not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.3, this Section 1.10, or Article IA of these bylaws.

Section 1.11 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director pursuant to a nomination of a Noticing Shareholder, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.10 of these bylaws) to the Secretary at the Corporation’s principal executive offices a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire will be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:
(a) consents to serve as a director if elected and intends to serve as a director until the next Annual Meeting or until a successor is elected by shareholders and has been qualified;
(b) is not and will not become a party to:
(i) any agreement, arrangement, or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation, or
(ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

(c) is not and will not become a party to any agreement, arrangement, or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed in writing to the Corporation; and
(d) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.
ARTICLE IA
PROXY ACCESS FOR DIRECTOR NOMINATIONS
Section 1A.1 Eligibility. Subject to the terms and conditions of these bylaws, in connection with an Annual Meeting at which directors are to be elected, the Corporation will (a) include in its proxy statement and on its form of proxy the names of, and (b) include in its proxy statement the Additional Information (as defined below) relating to, a number of nominees specified pursuant to Section 1A.2(a) of these bylaws for election to the Board submitted pursuant to this Article IA (each, a “Proxy Access Nominee”), if:
(a) the Proxy Access Nominee satisfies the eligibility requirements in this Article IA;

(b) the Proxy Access Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Article IA and is delivered by a shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined below);
(c) the Eligible Shareholder satisfies the requirements in this Article IA and expressly elects at the time of the delivery of the Shareholder Notice to have the Proxy Access Nominee included in the Corporation’s proxy materials; and
(d) the additional requirements of these bylaws are met.
Section 1A.2 Definitions.
(a) The maximum number of Proxy Access Nominees appearing in the Corporation’s proxy materials with respect to an Annual Meeting (the “Authorized Number”) will not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Article IA with respect to the Annual Meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided, however that the Authorized Number will be reduced by (i) any Proxy Access Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Article IA but whom the Board decides to nominate as a Board nominee, and (ii) any nominees who were previously elected to the Board as Proxy Access Nominees at any of the preceding two Annual Meetings and who are nominated for election at the Annual Meeting by the Board as a Board nominee. If one or more vacancies occurs after the date of the Shareholder Notice but before the Annual Meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number will be calculated based on the number of directors in office as so reduced.

(b) To qualify as an “Eligible Shareholder,” a shareholder or a group as described in this Section 1A.2(b) must:
(i) Own and have Owned (as defined below), continuously for at least three years as of the date of the Shareholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification, or recapitalization of the Corporation’s shares entitled to vote generally in the election of directors) that represents at least three percent (3%) of the Corporation’s outstanding shares entitled to vote generally in the election of directors as of the date of the Shareholder Notice (the “Required Shares”), and
(ii) thereafter continue to Own the Required Shares through such Annual Meeting.

For purposes of satisfying the ownership requirements of this Section 1A.2(b), if all other requirements and obligations for an Eligible Shareholder set forth in this Article IA are satisfied by and as to each shareholder and Indirect Owner comprising the group, a group of not more than twenty shareholders or Indirect Owners on whose behalf the Shareholder Notice is delivered may aggregate the number of the Corporation’s shares entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Shareholder Notice. No shares may be attributed to more than one Eligible Shareholder, and no shareholder or Indirect Owner, alone or together with any of its Affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Shareholder under this Article IA. A group of any two or more funds will be treated as only one shareholder or Indirect Owner for this purpose if they are (A) under common management and investment control; (B) under common management and funded primarily by a single employer; or (C) part of a family of funds, meaning a group of publicly offered investment companies (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services.
(c) For purposes of this Article IA:
(i) A shareholder or Indirect Owner is deemed to “Own” only those outstanding shares of the Corporation entitled to vote generally in the election of directors as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (A) and (B) of the preceding sentence will not include any shares (1) sold by such person in any transaction that has not been settled or closed; (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Corporation’s outstanding shares entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares; or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a shareholder or Indirect Owner, have correlative meanings. For purposes of clauses (1) through (3), the term “person” includes a person’s Affiliates.
(ii) A shareholder or Indirect Owner “Owns” shares held in the name of a nominee or other intermediary so long as the person (A) retains the right to instruct how the shares are voted with respect to the election of directors and to direct the disposition thereof and (B) possesses the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the shareholder.
(iii) A shareholder or Indirect Owner’s Ownership of shares will be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice.
(d) For purposes of this Article IA, the “Additional Information” referred to in Section 1A.1 of these bylaws that the Corporation will include in its proxy statement is:
(i) the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Proxy Access Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii) if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Nominee(s), which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the Annual Meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Article IA, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary to make the statements made, considering the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Nothing in this Article IA limits the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Proxy Access Nominee.
Section 1A.3 Shareholder Notice and Other Informational Requirements.
(a) The Shareholder Notice must set forth all information, representations, and agreements required under Section 1.10(b) of these bylaws, including the information required with respect to (i) any nominee for election as a director (in which case, references in Section 1.10(b) of these bylaws to a “Shareholder Nominee” will be deemed to be references to a “Proxy Access Nominee”), except that the questionnaire and the representation and agreement required by Section 1A.3(c) of these bylaws will be provided in lieu of the questionnaire and the representation and agreement referred to in Section 1.10(b)(v) of these bylaws, (ii) any shareholder giving notice of an intent to nominate a candidate for election (in which case, references in Section 1.10(b) of these bylaws to the “Noticing Shareholder” will be deemed to be references to the “Eligible Shareholder,” including each shareholder or Indirect Owner constituting the Eligible Shareholder), and (iii) any Covered Person and any other person who is a participant in the solicitation under this Article IA. In addition, such Shareholder Notice must include:

(i) a copy of the Schedule 14N that has been filed or is concurrently filed with the SEC under the Exchange Act;
(ii) a written statement of the Eligible Shareholder (and in the case of a group, the written statement of each shareholder or Indirect Owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) must also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of the Corporation’s shares entitled to vote generally in the election of directors that the Eligible Shareholder Owns and has Owned (as defined in Section 1A.2(c) of these bylaws) continuously for at least three years as of the date of the Shareholder Notice and (B) agreeing to continue to Own such shares through the Annual Meeting;
(iii) the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or Indirect Owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(A) it must provide (1) within five business days after the date of the Shareholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns and has Owned continuously in compliance with this Article IA, (2) within five business days after the record date for the Annual Meeting, both the information required under Section 1.10(b) of these bylaws and written statements verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (3) immediate notice to the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the Annual Meeting;
(B) it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (2) has not nominated and will not nominate for election to the Board at the Annual Meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Article IA, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the Annual Meeting other than its Proxy Access Nominee(s) or any nominee(s) of the Board, and (4) will not distribute to any shareholder any form of proxy for the Annual Meeting other than the form distributed by the Corporation; and
(C) it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation; (2) indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation pursuant to this Article IA; (3) comply with all laws, rules, regulations, and listing standards applicable to its nomination or any solicitation in connection with the Annual Meeting; (4) file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s Annual Meeting, one or more of the Corporation’s directors or director nominees or any Proxy Access Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A; and (5) at the Corporation’s request, promptly, but in any event within five business days after such request (or by the day prior to the day of the Annual Meeting, if earlier), provide to the Corporation such additional information as reasonably requested by the Corporation; and
(iv) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Shareholder that it will provide, within five business days after the date of the Shareholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of shareholders or Indirect Owners within such group does not exceed twenty, including whether a group of funds qualifies as one shareholder or Indirect Owner within the meaning of Section 1A.2(b) of these bylaws.

All information provided pursuant to this Section 1A.3(a) will be deemed part of the Shareholder Notice for purposes of this Article IA.
(b) To be timely under this Article IA, a shareholder must deliver the Shareholder Notice to the Secretary at the Corporation’s principal executive offices not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to shareholders in connection with the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is more than 30 days before or after the anniversary of the previous year’s Annual Meeting, or if no Annual Meeting was held in the preceding year, to be timely, the Shareholder Notice must be delivered not earlier than the close of business on the 150th day prior to such Annual Meeting and not later than the close of business on the later of the 120th day prior to such Annual Meeting or the 10th day following the day on which public announcement (as defined in Section 1.10(g) of these bylaws) of the date of such meeting is first made by the Corporation. In no event will an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Shareholder Notice as described above.

(c) Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Proxy Access Nominee must be delivered to the Secretary at the Corporation’s principal executive offices, which must be signed by each Proxy Access Nominee and must represent and agree that such Proxy Access Nominee:
(i) consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serve as a director if elected, and intends to serve as a director until the next Annual Meeting or until a successor is elected by shareholders and has been qualified;
(ii) is not and will not become a party to any Voting Commitment (A) that has not been disclosed in writing to the Corporation, or (B) that could limit or interfere with the Proxy Access Nominee’s ability to comply, if elected as a director, with the Proxy Access Nominee’s fiduciary duties under applicable law;
(iii) is not and will not become a party to any agreement, arrangement, or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action (A) as a Proxy Access Nominee that has not been disclosed to the Corporation in such representation or (B) as a director, if elected; and
(iv) would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Corporation.

At the Corporation’s request, the Proxy Access Nominee must promptly, but in any event within five business days after such request, submit a written and signed questionnaire with respect to the background and qualification of such person on the same form as is required of the Corporation’s nominees and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Proxy Access Nominee satisfies the requirements of this Article IA.
(d) In the event that any information or communications provided by the Eligible Shareholder or any Proxy Access Nominees to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct, and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Proxy Access Nominee, as the case may be, must promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete, and not misleading; it being understood that providing any such notification will not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Nominee from its proxy materials as provided in this Article IA.
Section 1A.4 Proxy Access Procedures.
(a) Notwithstanding anything to the contrary contained in this Article IA, the Corporation may omit from its proxy materials any Proxy Access Nominee, and such nomination may be disregarded and no vote on such Proxy Access Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Eligible Shareholder or Proxy Access Nominee breaches any of its agreements, representations, or warranties set forth in the Shareholder Notice or otherwise submitted pursuant to this Article IA, any of the information in the Shareholder Notice or otherwise submitted pursuant to this Article IA was not, when provided, true, correct and complete, or the Eligible Shareholder or applicable Proxy Access Nominee otherwise fails to comply with its obligations pursuant to these bylaws, including, but not limited to, its obligations under this Article IA;
(ii) the Proxy Access Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors; (B) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (C) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years; or (D) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;
(iii) the Corporation has received a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for Shareholder Nominees for director in Section 1.10 of these bylaws; or
(iv) the election of the Proxy Access Nominee to the Board would cause the Corporation to violate the Corporation’s Articles of Incorporation, these bylaws, or any applicable law, rule, regulation, or listing standard.

(b) An Eligible Shareholder submitting more than one Proxy Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Article IA must rank such Proxy Access Nominees based on the order that the Eligible Shareholder desires such Proxy Access Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Shareholder Notice submitted to the Corporation. In the event that the number of Proxy Access Nominees submitted by Eligible Shareholders pursuant to this Article IA exceeds the Authorized Number, the Proxy Access Nominees to be included in the Corporation’s proxy materials will be determined in accordance with the following provisions: one Proxy Access Nominee who satisfies the eligibility requirements in this Article IA will be selected from each Eligible Shareholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of the Corporation’s shares each Eligible Shareholder disclosed as Owned in its Shareholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Proxy Access Nominee by such Eligible Shareholder. If the Authorized Number is not reached after one Proxy Access Nominee who satisfies the eligibility requirements in this Article IA has been selected from each Eligible Shareholder, this selection process will continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Proxy Access Nominee who satisfies the eligibility requirements in this Article IA thereafter is (i) nominated by the Board, (ii) not included in the Corporation’s proxy materials, or (iii) not submitted for director election for any reason (including the Eligible Shareholder’s or Proxy Access Nominee’s failure to comply with this Article IA), no other nominee or nominees will be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable Annual Meeting in substitution for such Proxy Access Nominee.

(c) Any Proxy Access Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these bylaws (provided that in no event will any such withdrawal, ineligibility, or unavailability commence a new time period or extend any time period for the giving of a Shareholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of directors, will be ineligible to be a Proxy Access Nominee pursuant to this Article IA for the next two Annual Meetings.
(d) Notwithstanding the foregoing provisions of this Article IA, unless otherwise required by law or otherwise determined by the Chair of the Meeting or by the Chair (as defined in Section 2.1(a) of these bylaws), if the shareholder delivering the Shareholder Notice (or a qualified representative of the shareholder, as defined in Section 1.10(d) of these bylaws) does not appear at the Annual Meeting to present its Proxy Access Nominee or Proxy Access Nominees, such nomination or nominations will be disregarded, notwithstanding that proxies in respect of the election of the Proxy Access Nominee or Proxy Access Nominees may have been received by the Corporation. Without limiting the Board’s power and authority to interpret any other provisions of these bylaws, the Board (and any other person or body authorized by the Board) has the power and authority to interpret this Article IA and to make all determinations necessary or advisable to apply this Article IA to any persons, facts, or circumstances, in each case acting in good faith. This Article IA is the exclusive method for shareholders to include nominees for director election in the Corporation’s proxy materials.

ARTICLE II
DIRECTORS
Section 2.1 Number, Election, and Powers.
(a) Except as otherwise provided in the Articles of Incorporation, all corporate powers will be exercised by or under the authority of, and the business and affairs of the Corporation will be managed under the direction of, the Board,. The number of directors will be fixed by the Board and may be changed by a resolution of the Board. The Board will elect among its members a chair of the Board (the “Chair”), who will have the authorities and duties as set forth in these bylaws and such other authorities and duties prescribed by the Board. The Chair will preside over Board meetings. In the Chair’s absence, any director selected by a majority of the directors present at such meeting will preside over such meeting. The Chair, or if the Chair is not an independent director, the lead independent director, will also be responsible for (i) approving the scheduling of Board meetings and the agenda and materials for each meeting and (ii) approving and coordinating the retention of advisors and consultants to the Board.
(b) All directors will be elected for terms lasting until the next Annual Meeting following their election, and until their successors are elected and qualified, subject to their earlier death, resignation, removal from the Board, or the end of their respective term pursuant to Section 2.1(d) of these bylaws.

(c) Directors need not be shareholders or residents of the state of Washington. In addition to the powers and authorities expressly conferred upon the Corporation by these bylaws and the Articles of Incorporation, the Board may exercise all powers of the Corporation and do all lawful acts and things that are not directed or required by statute, the Articles of Incorporation, or these bylaws to be exercised or done by the shareholders.
(d) Except as provided in this Section 2.1(d), a nominee for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The following will not be considered votes cast: (a) a share whose ballot is marked as abstain; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Notwithstanding the foregoing, the directors will be elected by a plurality of the votes cast in a “contested election” at any shareholder meeting. A nominee for director in an election, other than a contested election, who does not receive the requisite votes for election, but who was a director at the time of the election, will continue to serve as a director for a term that ends on the date that is the earliest of: (i) ninety (90) days from the date on which the voting results of the election are certified, (ii) the date on which an individual is selected by the Board to fill the office held by such director (which selection will be deemed to constitute the filling of a vacancy by the Board), or (iii) the date the director resigns. A “contested election” is one in which (i) on the last day for delivery of a notice under Section 1.10(a) of these bylaws, a Noticing Shareholder has complied with the requirements of Section 1.10 of these bylaws with respect to one or more nominees; and (ii) there is a bona fide election contest, as evidenced by an affirmative determination of the Board to that effect (the failure by the Board to make any determination to the contrary being deemed an affirmative determination). This bylaw is intended to implement Section 23B.10.205 of the WBCA. For purposes of clarity and to resolve any ambiguity under Section 23B.10.205 of the WBCA, it is assumed that for purposes of determining the number of director nominees, on the last day for delivery of a notice under Section 1.10(a) of these bylaws, there is a candidate nominated by the Board for each of the director positions to be voted on at the meeting. Nothing in this bylaw is intended to limit the authority of the Board to determine that a bona fide election contest does not exist, in which event it will disclose the applicable voting regime in the notice of meeting or, if such determination occurs after notice has been sent, send a new notice which includes disclosure of the applicable voting regime.
Section 2.2 Vacancies. Any vacancy occurring in the Board, whether caused by resignation, death, increase in size, or non-election of a director pursuant to Section 2.1 of these bylaws or otherwise, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill any vacancy will hold office until the next election of directors by the shareholders.
Section 2.3 Quorum. A majority of the directors then serving on the Board constitutes a quorum for the transaction of business. If less than a quorum is present at any Board meeting, a majority of those present may adjourn the meeting until a quorum is obtained.

Section 2.4 Removal of Directors. Except as otherwise provided by law or by the Articles of Incorporation, at a special meeting called expressly for that purpose at which a quorum exists, one or more directors may be removed with or without cause only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
Section 2.5 Regular Meetings.
(a) Board meetings will be held at the Corporation’s principal place of business or at such other place as the Board, the Chair, or the lead independent director may designate.
(b) Regular meetings of any committee designated by the Board may be held at the Corporation’s principal place of business or at such other place as such committee or the duly appointed chair of such committee may designate. A committee will set its own meeting schedule.
Section 2.6 Special Meetings.
(a) Special Board meetings may be called at any time by the ceo, Secretary, or any director. Such meetings will be held at the Corporation’s principal place of business or such other place as the Board or the person calling the meeting may designate.
(b) A special committee meeting may be called at any time by such persons and with such notice as is specified for the committee by the Board. In the absence of such specification, a special committee meeting may be called in the manner and with the notice required for special Board meetings.

Section 2.7 Notice of Special Meetings. Notice of a special Board or committee meeting will be given to each director in a manner described in Article IX at least two days before the meeting. The notice will identify the business to be transacted at or the purpose of the meeting as well as the time and place of the meeting. Notice may be waived in writing before or after the meeting and will be waived by any director by his or her attendance at such meeting unless at the beginning of the meeting such director objects to the meeting or the transaction of business at the meeting. Any director waiving his or her right to notice is bound by the proceedings of the meeting in all respects as if due notice thereof had been given.
Section 2.8 Committees. The Board may, in its discretion, by resolution passed by a majority of the Board, appoint various committees consisting of two or more members. Such committees may include an Executive Committee, which will have and may exercise such powers as are conferred or authorized by the resolution appointing such committee. A majority of any such committee composed of more than two members may determine its action and fix the time and place of its meetings, unless the Board provides otherwise. The Board has the power at any time to change the members of any such committee, to fill vacancies, and to discharge any such committee.
Section 2.9 Action by Directors Without a Meeting. Any action required to be or which may be taken at a Board or committee meeting may be taken without a meeting if one or more written consents, setting forth the action so taken or to be taken, are executed by all directors on the Board or all of the members of the committee, as the case may be. A written consent in the form of an electronic transmission will be deemed to have been executed by a director if it indicates the director's present intent to approve the corporate action and contains or is accompanied by information from which the Corporation can determine that the electronic transmission was transmitted by the director and the date on which the director transmitted the electronic transmission. Such consent will be filed in the Corporation’s minute book or with the records of the committee so acting.

Section 2.10 Remote Meetings. Members of the Board or any committee designated by the bylaws or appointed by the Board may participate in a Board or committee meeting by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other at the same time. Participation by such means constitutes presence in person at a meeting.
ARTICLE III
OFFICERS
Section 3.1 Positions. The Corporation’s officers may comprise a ceo, one or more presidents, one or more vice presidents (who may further be designated by category such as senior vice presidents, executive vice presidents, or such other designations as the Board determines), a secretary, and a treasurer as appointed by the Board. The Corporation may have such additional officers or assistant officers as the Board deems necessary, or, if the Board delegates such authority to the ceo, as the ceo deems necessary for the Corporation’s business and may appoint from time to time. The Board has the authority, but is not required, to designate officers as the chief financial officer, chief operating officer, or similar such titles. Any two or more offices may be held by the same person. The Board may authorize any duly appointed officer to appoint one or more officers or assistant officers.

Section 3.2 Term. The term of office of all officers will be one year, or until their respective successors are appointed, or until their death, resignation, retirement, or removal as provided in Section 3.3 of these bylaws.
Section 3.3 Resignation or Removal. Any officer appointed by the Board may be removed with or without cause by the Board or the duly appointed superior officer to which such officer reports, but such removal will be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time by giving notice to the Board or the Corporation. Any such resignation is effective when the notice is given, unless the notice specifies a later date, and will be without prejudice to the contract rights, if any, of the officer.

Section 3.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause may be filled by the Board or by a duly appointed superior officer.
Section 3.5 Delegation. In the case of the absence or inability to act of any officer and of any person herein authorized to act in such person’s place, the Board may delegate the powers or duties of such officer to any other officer, employee, or agent.
Section 3.6 Bonds. The Board may, by resolution, require any or all of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board.

Section 3.7 Authority and Duties of the CEO. The ceo is the Corporation’s principal executive officer and has general charge and supervision of the Corporation’s business. The ceo will see that all orders, actions, and resolutions of the Board are carried out, and will have such other authority and perform such other duties as set forth in these bylaws or, to the extent consistent with the bylaws, as prescribed by the Board.
Section 3.8 Secretary. The Secretary will: (a) keep the minutes of shareholder and Board meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) have responsibility for maintaining the corporate records and the Corporation’s seal and see that the seal is affixed to all documents, as appropriate, the execution of which on the Corporation’s behalf under its seal is duly authorized; (d) sign with the Chair, the ceo, or any other officer authorized by the Board certificates for the Corporation’s shares, the issuance of which have been authorized by resolution of the Board; (e) have general responsibility for the Corporation’s stock transfer books; and (f) in general perform all duties incident to the office of secretary and such other duties as provided in these bylaws or assigned to him or her by the ceo or the Board.
Section 3.9 Authority and Duties of Other Officers. Each officer other than the ceo will have the authority and perform the duties set forth in these bylaws, or, to the extent consistent with the bylaws, the duties prescribed by the Board, by the ceo, or by an officer authorized by the Board to prescribe the duties of such officer.

ARTICLE IV
CONTRACTS, LOANS, CHECKS, AND DEPOSITS
Section 4.1 Contracts. The Board may authorize any officer, employee, or agent to enter into any contract or execute and deliver any instrument in the Corporation’s name and on its behalf.
Section 4.2 Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the Corporation’s name will be signed by such officer, employee, or agent of the Corporation, and in such manner, as is determined by resolution of the Board.
ARTICLE V
CERTIFICATES FOR SHARES AND THEIR TRANSFER
Section 5.1 Issuance of Shares. The Corporation will not issue shares unless authorized by or under the direction of the Board. Such authorization will include the maximum number of shares to be issued and the consideration to be received for each share. No certificate will be issued for any share until such share is fully paid.
Section 5.2 Certificates for Shares. Certificates representing the Corporation’s shares will be signed by the Chair, the ceo, or the president and by the Secretary, Such certificates will include on their face written notice of any restrictions the Board may impose on the transferability of such shares. All certificates will be consecutively numbered or otherwise identified. The Corporation will enter on its stock transfer books the name and address of the person to whom the shares represented thereby are issued, the number of shares, and date of issue. All certificates surrendered to the Corporation for transfer will be canceled and no new certificate will be issued until the former certificates for a like number of shares have been surrendered and canceled except that in case of a lost, destroyed, or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board may prescribe.
Section 5.3 Transfers.
(a) Transfers of shares may be made only upon the Corporation’s share transfer books, kept at the Corporation’s registered office or principal place of business, or at the office of its transfer agent or registrar. Before a new certificate is issued, the old certificate will be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States and may employ an agent or agents to keep such register and record transfers of shares therein.
(b) Shares may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from certificate, or by a written power of attorney to sell, assign, and transfer the same, signed by the holder of said certificate. No shares of stock will be transferred on the Corporation’s books until the outstanding certificates therefor have been surrendered to the Corporation or appropriate instructions as prescribed by the Corporation for uncertificated shares have been received. The Board may, by resolution, adopt appropriate procedures to allow transfers of shares for which the certificates have been lost, stolen, mutilated, or destroyed.

Section 5.4 Restriction on Transfer. All certificates representing the Corporation’s unregistered shares will bear an appropriate restrictive legend on the face or the reverse of the certificate.
Section 5.5 Uncertificated Shares. The Corporation’s shares may be issued in uncertificated or book entry form in the manner prescribed by the Board. Without limiting the foregoing, the Corporation may issue its shares in uncertificated or book entry form in connection with new share issuances, the transfer of shares, and the replacement of shares represented by lost, destroyed, or mutilated certificates as provided in Section 5.3 of these bylaws.
ARTICLE VI
SEAL
The Corporation’s seal will consist of the Corporation’s name and the state and year of its incorporation.
ARTICLE VII
INDEMNIFICATION
Section 7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or, being or having been a director, officer, employee, or agent, he or she is or was serving at the Corporation’s request as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer of the Corporation, or of such other entity, will be indemnified and held harmless by the Corporation to the full extent authorized by the WBCA or other applicable law, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators; provided, however, that except as provided in Section 7.2 of these bylaws with respect to proceedings seeking to enforce rights to indemnification, the Corporation will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 7.1 will be a contract right and will include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding will be made only upon delivery to the Corporation of (a) a written affirmation of the director’s or officer’s good faith belief that the person has met the standard of conduct described in Section 23B.08.510 of the WBCA and (b) an undertaking, by or on behalf of such director or officer of the Corporation, or a director, officer, employee, or agent of the Corporation as to service as a director or officer with such other entities, to repay all amounts so advanced if it is ultimately determined that such director, officer, employee, or agent is not entitled to indemnification under this Section 7.1 or otherwise.

Section 7.2 Right of Claimant to Bring Suit. If a claim under Section 7.1 of these bylaws is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period is twenty days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant is entitled to be paid also the expense of prosecuting such claim. The claimant is presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation) and thereafter the Corporation will have the burden of proof to overcome the presumption that the claimant is so entitled. Neither (i) the failure of the Corporation (including the Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of, or reimbursement or advancement, of expenses to the claimant is proper in the circumstances, nor (ii) an actual determination by the Corporation (including the Board, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses is a defense to the action or creates a presumption that the claimant is not so entitled.
Section 7.3 Non-exclusivity of Rights. The right conferred in this Article to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition is not exclusive of any other right any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

Section 7.4 Insurance Contracts and Funding. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether the Corporation would have the power to indemnify such person against such expense, liability, or loss under the WBCA. The Corporation may enter into contracts with any director, officer, employee, or agent of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.
Section 7.5 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of the Board, provide indemnification and pay expenses in advance of the final disposition of a proceeding to the Corporation’s employees and agents with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the WBCA or otherwise. The provisions of this Section 7.5 will not limit the rights of the Corporation’s employees and agents who serve as officers or directors of other entities at the Corporation’s request pursuant to Section 7.1 of these bylaws.
Section 7.6 Amendments. No repeal, modification, or amendment of, or adoption of any provision inconsistent with, this Article VII, nor, to the fullest extent permitted by applicable law, any modification of law, will adversely affect any right or protection of any person granted pursuant hereto, existing at, or with respect to any events that occurred prior to, the time of such repeal, amendment, adoption, or modification.

ARTICLE VIII
BOOKS AND RECORDS
The Corporation will keep correct and complete books and records of account and will keep minutes of the proceedings of its shareholders and Board. The Corporation will keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each. Any books, records, and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.
ARTICLE IX
NOTICE
Section 9.1 Definitions. Terms used in this Article IX will have the definitions given to such terms in the WBCA.
Section 9.2 Oral notice. Solely in the case of any Board meeting, notice may be communicated in person or by telephone, wire, or wireless equipment that does not transmit a facsimile of the notice. Oral notice is effective when communicated if communicated in a comprehensible manner.
Section 9.3 Written Notice. Written notice may be transmitted by any method of delivery, except that electronic transmissions must be in accordance with Section 9.4 of these bylaws. Except as set forth in the following sentence, written notice (other than by electronic transmission) is effective at the earliest of the following: (a) when received; (b) five (5) days after its deposit in the U.S. mail if mailed with first-class postage, to the address as it appears on the Corporation’s current records; (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; (d) when dispatched, if prepaid, by air courier or (e) when left at a director’s residence or usual place of business, if given by courier or personal delivery. Written notice to a shareholder (other than by electronic transmission) is effective (x) when mailed, if mailed with first class postage prepaid to the shareholder’s address as it appears on the Corporation’s current records; (y) when dispatched, if prepaid, by air courier; and (z) when left at a shareholder’s address as it appears on the Corporation’s current records, if given by courier or personal delivery.

Section 9.4 Electronic Notice. Except as provided in this Article IX or in the WBCA, a party may provide notices or other communications by electronic mail or other electronic transmission. The Corporation may not give notice by electronic mail or other electronic transmission to (a) a shareholder who has notified the Corporation in writing of an objection to receiving notice by electronic mail or other electronic transmission or (b) a shareholder or director, after the Corporation is unable to deliver two consecutive notices by electronic mail or other electronic transmission to the electronic mail address, network, or processing system for the shareholder or director, and this inability becomes known to the Secretary, the transfer agent, or any other person responsible for giving notices. The inadvertent failure by the Corporation to discover this inability does not invalidate any meeting or other corporate action. If the Corporation has previously given notices to a shareholder only by mail or other methods of delivery not involving electronic transmission, the Corporation must notify such shareholder that it intends to give notices by electronic transmission before it commences giving notice to such shareholder by electronic transmission. The inadvertent failure to give this notice will not invalidate any meeting or other corporate action. Notice provided in an electronic transmission is effective (i) if by electronic mail, when it is directed to a recipient’s electronic mail address, including in the case of a shareholder, to the shareholder’s electronic email address as it appears in the Corporation’s records, (ii) if by posting on an electronic network, upon the later of such posting and the delivery of separate notice to the recipient of such posting together with comprehensible instructions regarding how to obtain access to the posting on the electronic network, and (iii) if by any other electronic transmission, when it enters an information processing system that the recipient has designated or uses for the purposes of receiving electronic transmissions or information of the type sent and from which the recipient is able to retrieve the electronic transmission, and such electronic transmission is in a form capable of being processed by that system. Notwithstanding anything to the contrary in this Article IX, so long as the Corporation qualifies as a public company within the meaning of the WBCA, the Corporation may give notice to shareholders in the manner permitted by Section 23B.01.410(11) of the WBCA.

ARTICLE X
AMENDMENTS
The Board or the shareholders, by action taken in the manner provided by the WBCA, the Articles of Incorporation, and these bylaws, may alter, amend, or repeal these bylaws or adopt new bylaws.
Amended:
December 14, 1987; January l8, 1991; May 29, 1991; June 4, 1992; September 27, 1993; May 17, 1995; December 20, 1995; November 14, 2000; May 8, 2002; January 7, 2004; February 8, 2006; November 14, 2007; January 6, 2009; November 13, 2012; January 20, 2015; September 13, 2016; June 1, 2018; March 17, 2021; and June 25, 2025.